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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Panera Bread Company
                                        (Registrant)


Date: March 10, 2005                    By:  /s/ Mark E. Hood
                                            ------------------------------
                                             Name: Mark E. Hood
                                             Title: Senior Vice President,
                                             Chief Financial Officer


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PRESS RELEASE
Contact:   Mark E. Hood
           SVP, Chief Financial Officer (314-633-7255)

PANERA BREAD DELAYS FILING FORM 10-K TO FINALIZE CORRECTIONS IN LEASE ACCOUNTING

St. Louis, MO, March 10, 2005 - Panera Bread Company (Nasdaq: PNRA) today announced that it will file for a fifteen-day extension of the March 10, 2005 filing deadline for its 2004 Form 10-K in order to finalize corrections in the accounting treatment relating to certain lease accounting matters and complete the preparation and review of its filing following the Company's completion of a comprehensive review of its lease accounting practices.

Consistent with many other companies in the restaurant and retail industries, the Company historically recorded rent expense on a straight-line basis over the initial non-cancelable term commencing upon location opening. The Company has concluded that the calculation for straight-line rent should be based on the reasonably assured lease term as defined in SFAS 98, "Accounting for Leases," which in most cases exceeds the initial non-cancelable lease term. The Company has also concluded that any construction period or other rent holidays should be included in its determination of straight-line rent expense. In addition, the Company reassessed the depreciable lives of leasehold improvements at all locations to be the shorter of their estimated useful life or the reasonably assured lease term at the inception of the lease. Further, the Company concluded that landlord allowances which it had previously recorded as a reduction to related leasehold improvements should be reflected as deferred rent and amortized over the reasonably assured lease term as a reduction to rent expense rather than depreciation.

The Company evaluated the materiality of these corrections on its financial statements and concluded that the incremental impact of these corrections is not material to any quarterly or annual period, respectively; however, the cumulative effect of these corrections is material to the fourth quarter of fiscal 2004. As a result, the Company concluded that it will restate its previously issued financial statements to recognize the impact of recording these corrections which do not impact the Company's previously reported net cash flows, revenues, or comparable bakery-cafe sales.

The Company expects the cumulative effect on net income of these corrections from fiscal 1993 through fiscal 2004 will be approximately $2.0 million or $0.06 per share utilizing fiscal 2004 average fully diluted shares. The impact on net income and earnings per diluted share for fiscal years 2004, 2003, and 2002 are expected to be as follows:

                                    For the Fiscal Year Ended
                             ----------------------------------------
                                2004           2003           2002
                             ----------     ----------     ----------
Net income, as reported      $   38,457     $   30,409     $   21,765
Net income, as restated      $   38,580     $   30,430     $   21,300
Diluted EPS, as reported     $     1.25     $     1.00     $     0.73
Diluted EPS, as restated     $     1.25     $     1.00     $     0.71


The Company expects to file the corrections to its annual and interim financial data in its annual report on Form 10-K for the fiscal year ended December 25, 2004. The Company will file for a fifteen-day extension of the March 10, 2005 deadline for its 2004 Form 10-K in order to finalize corrections to its lease accounting and complete the preparation and review of its filing. The Company's Form 10-Q's for fiscal 2005 will reflect the restated information for the corresponding quarters in fiscal 2004.

As a result of the Company's determination to restate its consolidated financial results as discussed above, the financial statements for the quarter ended October 2, 2004 and earlier periods should no longer be


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relied upon. Additional information regarding the restatement can be found in the Company's current report on Form 8-K filed with the SEC today.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread(R) and Saint Louis Bread Co.(R) names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company's website, www.panera.com.

Matters discussed in this news release, including the possible impact of various accounting changes described above contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words "may", "believe", "positioned", "estimate", "project", "target", "continue", "intend", "expect", "future", "anticipates", and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. The Company's actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the possibility that we may identify additional factors or information as we finalize the lease accounting corrections and complete our preparation of the 2004 Form 10-K; and the possibility that our external auditors may identify additional issues or other considerations while they complete their review. These and other risks are discussed from time to time in the Company's SEC reports, including its Form 10-K for the year ended December 27, 2003.